Exhibit 5.2

[            ]

To Each Of The Persons Listed

On Schedule A Attached Hereto

Re:	California Republic Auto Receivables Trust [ ]

Ladies and Gentlemen:

We have acted as special Delaware counsel to California Republic Auto Receivables Trust [            ], a Delaware statutory trust (the “Trust”), in connection with the transactions contemplated by the Amended and Restated Trust Agreement, dated as of [            ] (the “Trust Agreement”), between California Republic Funding, LLC, a Delaware limited liability company, as the Depositor (the “Depositor”), and Wilmington Trust, National Association, a national banking association, as owner trustee (the “Owner Trustee”). This opinion is being delivered pursuant to your request. Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Trust Agreement, except that reference herein to any document shall mean such document as in effect on the date hereof.

We have examined originals or copies of the following documents:

(a)	The Original Trust Agreement;

(b)	The Trust Agreement;

(c)	The Administration Agreement;

(d)	The Sale and Servicing Agreement;

(e)	The Indenture (the documents identified in paragraphs (c) through (e) being collectively referred to as the “Trust Documents”);

(f)	The Notes being issued by the Trust on the date hereof (the “Notes”);

(g)	The Certificate being issued by the Trust on the date hereof (the “Certificate”);

To Each Of The Persons Listed

On Schedule A Attached Hereto

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(h)	A certified copy of the certificate of trust (the “Certificate of Trust”) of the Trust which was filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on [ ]; and

(i)	A Good Standing Certificate for the Trust, dated [ ], obtained from the Secretary of State.

We have not reviewed any documents other than the foregoing documents for purposes of rendering our opinions as expressed herein, and we have assumed that there exists no provision of any such other document that bears upon or is inconsistent with our opinions as expressed herein. We have conducted no independent factual investigation of our own but have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.

Based upon the foregoing and upon an examination of such questions of law as we have deemed necessary or appropriate, and subject to the assumptions, exceptions and qualifications set forth herein, we advise you that, in our opinion:

1.     The Certificate of Trust has been duly filed with the Secretary of State. The Trust has been duly formed and is validly existing as a statutory trust and is in good standing under the Delaware Statutory Trust Act, 12 Del. C. § 3801, et seq. (the “Act”), and has the power and authority under the Trust Agreement and the Act to execute, deliver and perform its obligations under the Trust Documents, to issue the Notes and perform its obligations thereunder and to pledge the Collateral to the Indenture Trustee as security for the Notes under the Indenture.

2.     The Notes and the Trust Documents have been duly authorized, executed and delivered by the Trust. The Trust has duly authorized the Certificate, and the Owner Trustee has duly executed and authenticated the Certificate on behalf of the Trust, and when the Certificate is delivered in accordance with the Trust Agreement, the Certificate will be validly issued and entitled to the benefits of the Trust Agreement.

3.     The Trust Agreement is a legal, valid and binding agreement of the Depositor and the Owner Trustee, enforceable against the Depositor and the Owner Trustee, in accordance with its terms.

4.     Neither the execution, delivery and performance by the Trust of the Trust Documents and the Notes, nor the consummation by the Trust of any of the transactions contemplated thereby, requires the consent or approval of, the withholding of objection on the part of, the giving of notice to, the filing, registration or qualification with, or the taking of any other action in respect of, any governmental authority or agency of the State of Delaware, other than the filing of the Certificate of Trust and any financing statements with the Secretary of State.

To Each Of The Persons Listed

On Schedule A Attached Hereto

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5.     Neither the execution, delivery and performance by the Trust of the Trust Documents and the Notes, nor the consummation by the Trust of the transactions contemplated thereby, is in violation of the Trust Agreement or of any law, rule or regulation of the State of Delaware applicable to the Trust.

6.     Under § 3805(b) of the Act, no creditor of a Certificateholder shall have any right to obtain possession of, or otherwise exercise legal or equitable remedies with respect to, the property of the Trust except in accordance with the terms of the Trust Agreement.

7.     Under § 3805(c) of the Act, except to the extent otherwise provided in the Trust Agreement, a Certificateholder has no interest in specific Trust property.

8.     Under § 3808(a) and (b) of the Act, the Trust may not be terminated or revoked by a Certificateholder and the dissolution, termination or bankruptcy of a Certificateholder shall not result in the termination or dissolution of the Trust, except to the extent otherwise provided in the Trust Agreement.

9.     Under the Act, the Owner Trustee is not required to hold legal title to the Trust Estate in its own name in order for the Trust to qualify as a statutory trust.

The foregoing opinions are subject to the following exceptions, qualifications and assumptions:

A.     We are admitted to practice law in the State of Delaware and we do not hold ourselves out as being experts on the law of any other jurisdiction. The foregoing opinions are limited to the laws of the State of Delaware currently in effect. We express no opinion with respect to (i) federal laws, including without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the Trust Indenture Act of 1939, as amended, and the Investment Company Act of 1940, as amended, (ii) state insurance, securities or blue sky laws, or (iii) laws, rules and regulations relating to the particular nature of the Trust assets.

B.     We have assumed (i) except to the extent provided in paragraph 1 above, the valid existence of each party to the documents examined by us under the laws of the jurisdiction governing its organization, (ii) except to the extent provided in paragraph 1 above, that each party has the power and authority to execute and deliver, and to perform its obligations under, the documents examined by us, (iii) the legal capacity of natural persons who are signatories to the documents examined by us, (iv) except to the extent provided in paragraph 2 above, that each party has duly authorized, executed and delivered the documents examined by us, (v) that the Trust Agreement constitutes the entire agreement among the parties thereto with respect to the subject matter thereof, including, without limitation, the creation, operation and termination of the Trust, and that the Trust Agreement and the Certificate of Trust are in full force and effect and have not been amended, (vi) except to the extent provided in paragraphs 4 and 5 above, that the execution, delivery and performance of the documents examined by us by each of the parties thereto does not require the consent or approval of, the withholding of objection on the part of, the giving of notice to, the filing, registration or qualification with, or

To Each Of The Persons Listed

On Schedule A Attached Hereto

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the taking of any other action in respect of, any governmental authority or agency applicable to it or any of its property or violate any agreement, indenture or instrument to which it is a party or by which it is bound or any provision of any law, rule, regulation, judgment, order, writ, injunction or decree of any court or governmental authority applicable to it or any of its property and (vii) that the Trust derives no income from or connected with sources within the State of Delaware and has no assets, activities (other than having a Delaware trustee as required by the Act and the filing of documents with the Secretary of State) or employees in the State of Delaware.

C.     The foregoing opinions regarding enforceability and the opinions in paragraphs 6, 7 and 8 above are subject to (i) applicable bankruptcy, insolvency, moratorium, receivership, reorganization, liquidation, fraudulent transfer and similar laws relating to and affecting the rights and remedies of creditors generally, (ii) principles of equity, including applicable law relating to fiduciary duties (regardless of whether considered and applied in a proceeding in equity or at law), (iii) applicable public policy with respect to the enforceability of provisions relating to indemnification or contribution and (iv) judicial imposition of an implied covenant of good faith and fair dealing.

D.     We have assumed that all signatures on documents examined by us are genuine, that all documents submitted to us as originals are authentic, and that all documents submitted to us as copies conform with the originals, which facts we have not independently verified.

E.     We express no opinion as to the creation, attachment, perfection or priority of any mortgage or security interest or the nature or validity of title to any property.

F.     We have not participated in the preparation of any offering materials with respect to the Notes or the Trust Certificates and assume no responsibility for their contents.

G.     Notwithstanding any provision in the Trust Agreement or any Trust Documents to the contrary, we note that upon the occurrence of an event of dissolution of the Trust, the Trust cannot make any payments or distributions to the Certificateholders until creditors’ claims are either paid in full or reasonable provision for payment thereof has been made.

H.     With respect to the enforceability of the Trust Agreement, we express no opinion as to the enforceability of provisions that purport to (i) restrict any right that a party may have to apply for a judicial dissolution of the Trust, (ii) impose transfer restrictions on the Certificateholders to the extent that a transfer occurs by operation of law or (iii) bind a Person that is not a party to the Trust Agreement.

This opinion may be relied upon by you in connection with the matters set forth herein. Without our prior written consent, this opinion may not be relied upon by or furnished to any other person or entity for any purpose; provided, however, that this opinion letter may be disclosed and furnished without our consent (i) to your affiliates, counsel, accountants and

To Each Of The Persons Listed

On Schedule A Attached Hereto

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agents, (ii) as required by applicable law or regulation, (iii) pursuant to judicial process or government order or requirement, (iv) to your successors, assigns and transferees and (v) in connection with any proceedings relating to the transactions described herein or any enforcement of rights in respect thereof; provided, further, that copies of this opinion letter may be posted by to a password protected website accessible by any non-hired “nationally recognized statistical rating organization” (an “NRSRO”) that provides the certification required by subsection (e) of Rule 17g-5 under the Securities Exchange Act of 1934, as amended (or any successor provision to such subsection) (“Rule 17g-5”), and agrees to keep this opinion letter confidential as contemplated by Rule 17g-5; provided, further, that no such NRSRO will be entitled to rely on this opinion letter, and each such NRSRO, by accessing a copy of this opinion letter, will be deemed to have agreed to comply with the terms of this sentence and not to provide copies of this opinion letter to any other Person. Further, we consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. We also consent to the use of our name under the hading “Legal Matters” in the Prospectus. In giving the foregoing consent, we do not thereby admit that admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

TJH/rmc

SCHEDULE A

Credit Suisse Securities (USA) LLC

11 Madison Avenue

New York, New York 10010

California Republic Bank

18400 Von Karman, Suite 1100

Irvine, California 92612

Attn: General Counsel

California Republic Funding, LLC

18400 Von Karman, Suite 1100

Irvine, California 92612

Attn: General Counsel

Deutsche Bank Trust Company Americas, as Indenture Trustee

c/o DB NTC

100 Plaza One, 6th Floor

MS JC, 03-699

Jersey City, New Jersey 07311

Attention: California Republic Auto Receivables Trust [            ]

Wilmington Trust, National Association, as Owner Trustee

Rodney Square North

1100 N. Market St.

Wilmington, Delaware 19890

California Republic Auto Receivables Trust [            ]

c/o Wilmington Trust, National Association, as Owner Trustee

Rodney Square North

1100 N. Market St.

Wilmington, Delaware 19890

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